Exhibit 99.1

News from AEP

MEDIA CONTACT:	ANALYSTS CONTACT:
Tammy Ridout	Darcy Reese
Director, External Communications	Vice President, Investor Relations
614/716-2347	614/716-2614
FOR IMMEDIATE RELEASE

AEP REPORTS STRONG FIRST-QUARTER 2021 EARNINGS

•First-quarter 2021 earnings of $1.16 per share GAAP and $1.15 per share operating
•Company reaffirms 2021 operating earnings (non-GAAP) guidance range of $4.55 to $4.75 per share and 5% to 7% long-term growth rate
•AEP announces plans to add nearly 16,600 megawatts of new renewables by 2030

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	First Quarter ended March 31,
	2021	2020	Variance
Revenue ($ in billions):	4.3	3.7	0.6
Earnings ($ in millions):
GAAP	575.0	495.2	79.8
Operating (non-GAAP)	570.5	504.2	66.3

EPS ($):
GAAP	1.16	1.00	0.16
Operating (non-GAAP)	1.15	1.02	0.13
EPS based on 497 million shares 1Q 2021, 495 million shares 1Q 2020, 497 million shares YTD 2021 and 495 million shares YTD 2020.

COLUMBUS, Ohio, April 22, 2021 - American Electric Power (Nasdaq: AEP) today reported first-quarter 2021 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $575 million or $1.16 per share, compared with GAAP earnings of $495 million or $1.00 per share in first-quarter 2020. Operating earnings for first-quarter 2021 were

$571 million or $1.15 per share, compared with operating earnings of $504 million or $1.02 per share in first-quarter 2020. Operating earnings is a non-GAAP measure representing GAAP earnings excluding special items. The difference between 2021 GAAP earnings and operating earnings for the quarter was due to the mark-to-market impact of economic hedging activities .
A full reconciliation of GAAP earnings to operating earnings for the quarter is included in the tables at the end of this news release.
“Our solid earnings for the quarter reflect the continued investments we are making to enhance service for our customers and modernize the grid as we accelerate our transition to a clean energy future,” said Nicholas K. Akins, AEP chairman, president and chief executive officer.
“We are making significant progress in diversifying our generation fleet with investments in renewable energy resources. Last week, we reached a milestone with the commercial operation of Sundance, the first of three North Central wind projects that will provide clean energy to our customers in Arkansas, Louisiana and Oklahoma while also saving them an estimated $3 billion in electricity costs over the next 30 years.
“We have reviewed the resource needs for each of our regulated operating companies and propose to add nearly 16,600 megawatts of new, clean wind and solar generation to our fleet by 2030, growing our renewable generating portfolio to more than 50 percent of our total capacity. In addition, Indiana Michigan Power and AEP Generating Company have reached an agreement to acquire the 1,310-megawatt Rockport Plant Unit 2 from the current owners when the lease expires at the end of 2022. This acquisition will provide a short-term capacity bridge for customers as we transition to more renewable generation and will ensure both Rockport Plant units are retired by the end of 2028. These investments in our generation portfolio support our goals of making our generation fleet cleaner, more economical and achieving net zero carbon dioxide emissions by 2050,” Akins said.
“Our investments to strengthen the reliability and resiliency of the grid support the nation’s clean energy goals and continue to bolster our earnings performance. AEP’s Transmission Holding Co. business contributed 35 cents per share in the first quarter, an increase of 7 cents from the same period last year. Net plant assets in our Transmission Holding Co. grew by $1.3 billion, or 13%, since March 2020.
“We saw colder temperatures overall in the first quarter compared with the mild winter last year. We also experienced extreme weather in several parts of AEP’s territory, including the devastating events in Texas. These significant weather events highlight the interdependent nature of the energy system and the critical need for resiliency. We remain focused on supporting our customers and communities following the impacts from these storms.
“As expected, we continue to see load changes related to the pandemic with many residential customers returning to work outside the home, and commercial businesses, including schools, churches, restaurants and hotels, showing steady improvement. We expect industrial sales to improve, following a temporary slowdown due to the February storm, as manufacturing supply chains are strengthened and the economy continues to recover from the pandemic this year,” Akins said.

SUMMARY OF RESULTS BY SEGMENT
$ in millions

GAAP Earnings	1Q 21	1Q 20	Variance
Vertically Integrated Utilities (a)	270.4	245.3	25.1
Transmission & Distribution Utilities (b)	114.4	116.2	(1.8)
AEP Transmission Holdco (c)	172.0	140.6	31.4
Generation & Marketing (d)	36.6	28.4	8.2
All Other	(18.4)	(35.3)	16.9
Total GAAP Earnings (Loss)	575.0	495.2	79.8

Operating Earnings (non-GAAP)	1Q 21	1Q 20	Variance
Vertically Integrated Utilities (a)	270.4	247.2	23.2
Transmission & Distribution Utilities (b)	114.4	117.0	(2.6)
AEP Transmission Holdco (c)	172.0	140.6	31.4
Generation & Marketing (d)	32.1	34.7	(2.6)
All Other	(18.4)	(35.3)	16.9
Total Operating Earnings (non-GAAP)	570.5	504.2	66.3

A full reconciliation of GAAP earnings with operating earnings is included in tables at the end of this news release.

a.Includes AEP Generating Co., Appalachian Power, Indiana Michigan Power, Kentucky Power, Kingsport Power, Public Service Co. of Oklahoma, Southwestern Electric Power and Wheeling Power
b.Includes Ohio Power and AEP Texas
c.Includes wholly-owned transmission-only subsidiaries and transmission-only joint ventures
d.Includes AEP OnSite Partners, AEP Renewables, competitive generation in ERCOT and PJM as well as marketing, risk management and retail activities in ERCOT, PJM and MISO

EARNINGS GUIDANCE
AEP management reaffirmed its 2021 operating earnings guidance range of $4.55 to $4.75 per share. Operating earnings could differ from GAAP earnings for matters such as impairments, divestitures or changes in accounting principles. AEP management is not able to forecast if any of these items will occur or any amounts that may be reported for future periods. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.
Reflecting special items recorded through the first quarter, the estimated earnings per share on a GAAP basis would be $4.56 to $4.76 per share. See the table below for a full reconciliation of 2021 earnings guidance.

2021 EPS Guidance Reconciliation

Estimated EPS on a GAAP basis	$4.56	to	$4.76

Mark-to-market impact of commodity hedging activities		(0.01)

Operating EPS Guidance	$4.55	to	$4.75

WEBCAST
AEP’s quarterly discussion with financial analysts and investors will be broadcast live over the internet at 9 a.m. Eastern today at http://www.aep.com/webcasts. The webcast will include audio of the discussion and visuals of charts and graphics referred to by AEP management. The charts and graphics will be available for download at http://www.aep.com/webcasts.
AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. The company’s operating earnings, a non-GAAP measure representing GAAP earnings excluding special items as described in the news release and charts, provide another representation for investors to evaluate the performance of the company’s ongoing business activities. AEP uses operating earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company uses operating earnings data internally to measure performance against budget, to report to AEP’s Board of Directors and also as an input in determining performance-based compensation under the company’s employee incentive compensation plans.
American Electric Power, based in Columbus, Ohio, is focused on building a smarter energy infrastructure and delivering new technologies and custom energy solutions to our customers. AEP’s approximately 16,800 employees operate and maintain the nation’s largest electricity transmission system and more than 223,000 miles of distribution lines to efficiently deliver safe, reliable power to nearly 5.5 million regulated customers in 11 states. AEP also is one of the nation’s largest electricity producers with approximately 30,000 megawatts of diverse generating capacity, including more than 5,500 megawatts of renewable energy. AEP’s family of companies includes utilities AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, AEP

Energy Partners, AEP OnSite Partners, and AEP Renewables, which provide innovative competitive energy solutions nationwide. For more information, visit aep.com.
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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: changes in economic conditions, electric market demand and demographic patterns in AEP service territories; the impact of pandemics, including COVID-19, and any associated disruption of AEP’s business operations due to impacts on economic or market conditions, electricity usage, employees, customers, service providers, vendors and suppliers; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability or cost of capital to finance new capital projects and refinance existing debt; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; decreased demand for electricity; weather conditions, including storms and drought conditions, and AEP’s ability to recover significant storm restoration costs; the cost of fuel and its transportation, the creditworthiness and performance of fuel suppliers and transporters and the cost of storing and disposing of used fuel, including coal ash and spent nuclear fuel; the availability of fuel and necessary generation capacity and the performance of AEP’s generation plants; AEP’s ability to recover fuel and other energy costs through regulated or competitive electric rates; AEP’s ability to build or acquire renewable generation, transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms, including favorable tax treatment, and to recover those costs; new legislation, litigation and government regulation, including changes to tax laws and regulations, oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances that could impact the continued operation, cost recovery, and/or profitability of AEP’s generation plants and related assets; evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including coal ash and nuclear fuel; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation; AEP’s ability to constrain operation and maintenance costs; prices and demand for power generated and sold at wholesale; changes in technology, particularly with respect to energy storage and new, developing, alternative or distributed sources of generation; AEP’s ability to recover through rates any remaining unrecovered investment in generation units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for coal and other energy-related commodities, particularly changes in the price of natural gas; changes in utility regulation and the allocation of costs within regional transmission organizations, including ERCOT, PJM and SPP; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of AEP debt; the impact of volatility in the capital markets on the value of the investments held by AEP’s pension, OPEB, captive insurance entity and nuclear decommissioning trust and the impact of such volatility on future funding requirements; accounting standards periodically issued by accounting standard-setting bodies; other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, naturally occurring and human-caused fires, cyber security threats and other catastrophic events; and the ability to attract and retain the requisite work force and key personnel.

American Electric Power

Financial Results for the First Quarter of 2021
Reconciliation of GAAP to Operating Earnings (non-GAAP)

		2021
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other	Total	EPS
		($ millions)

GAAP Earnings (Loss)		270.4	114.4	172.0	36.6	(18.4)	575.0	$1.16

Special Items
Mark-to-Market Impact of Commodity Hedging Activities	(a)	—	—	—	(4.5)	—	(4.5)	(0.01)
Total Special Items		—	—	—	(4.5)	—	(4.5)	$(0.01)

Operating Earnings (Loss) (non-GAAP)		270.4	114.4	172.0	32.1	(18.4)	570.5	$1.15

Financial Results for the First Quarter of 2020
Reconciliation of GAAP to Operating Earnings (non-GAAP)

		2020
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other	Total	EPS
		($ millions)

GAAP Earnings (Loss)		245.3	116.2	140.6	28.4	(35.3)	495.2	$1.00

Special Items
Mark-to-Market Impact of Commodity Hedging Activities	(a)	—	—	—	6.3	—	6.3	0.01
COVID-19 Charges	(b)	1.9	0.8	—	—	—	2.7	0.01
Total Special Items		1.9	0.8	—	6.3	—	9.0	$0.02

Operating Earnings (Loss) (non-GAAP)		247.2	117.0	140.6	34.7	(35.3)	504.2	$1.02

(a)Reflected in Revenues and Income Tax Expense
(b)Reflected in Fuel Expense, Other Operation Expenses and Income Tax Expense

American Electric Power
Summary of Selected Sales Data
Regulated Connected Load
(Data based on preliminary, unaudited results)

	Three Months Ended March 31,
ENERGY & DELIVERY SUMMARY	2021	2020	Change

Vertically Integrated Utilities
Retail Electric (in millions of kWh):
Residential	9,481	8,262	14.8%
Commercial	5,258	5,366	(2.0)%
Industrial	7,702	8,475	(9.1)%
Miscellaneous	519	530	(2.1)%
Total Retail	22,960	22,633	1.4%

Wholesale Electric (in millions of kWh): (a)	4,642	3,618	28.3%

Total KWHs	27,602	26,251	5.1%

Transmission & Distribution Utilities
Retail Electric (in millions of kWh):
Residential	6,924	6,300	9.9%
Commercial	5,576	5,873	(5.1)%
Industrial	5,281	5,908	(10.6)%
Miscellaneous	166	182	(8.8)%
Total Retail (b)	17,947	18,263	(1.7)%

Wholesale Electric (in millions of kWh): (a)	603	390	54.6%

Total KWHs	18,550	18,653	(0.6)%

(a)Includes off-system sales, municipalities and cooperatives, unit power and other wholesale customers
(b)Represents energy delivered to distribution customers